SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 15, 2006

CardioVascular BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51172	33-0795984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 W. Lake Mead Blvd., Suite 300

Las Vegas, Nevada

89128

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: 702-248-1174

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

CardioVascular BioTherapeutics, Inc. (the “Company”) entered into a Standard Lease Guaranty (the “Lease Guaranty”) dated March 15, 2006 attached as Exhibit E to the Standard Industrial Net Lease dated March 15, 2006, entered into by Canta Rana Ranch, L.P., a California limited partnership and Phage Biotechnology Corporation (“Phage”), a Delaware corporation (the “Lease Agreement”). Pursuant to the Lease Guaranty, the Company guarantees full performance of all of Phage’s obligations under the Lease Agreement.

In exchange for the Company’s guarantee of the Lease Agreement, Phage entered into an Indemnity and Reimbursement Agreement dated as of March 15, 2006. Phage will pay the Company certain fees payable on the first day of each calendar month which will be the sum of the following amounts (collectively, “Guaranty Fees”): (a) one-tenth (1/10th) of one percent (1%) of the remaining aggregate amount of the Minimum Monthly Rent due under the Lease Agreement from the period from May 1, 2006 to the Expiration Date of the Lease Agreement; and (b) one-tenth (1/10th) of one percent (1%) of the remaining aggregate amount of Additional Rent due under the Lease Agreement following the payment of Additional Rent. Any amount of Guaranty Fees not paid by Phage on the first calendar day of each month shall accrue interest at the lesser of twelve percent (12%) per annum or the maximum rate allowable by law until paid.

Phage is an affiliated private biotechnology company that manufactures recombinant protein drugs for the Company and is the Company’s sole supplier of Cardio Vascu-Grow™.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Standard Industrial Net Lease entered into by Phage Biotechnology Corporation and Canta Rana Ranch, L.P. dated March 15, 2006, including Standard Lease Guaranty dated March 15, 2006 attached as Exhibit E thereto.

10.2	Indemnity and Reimbursement Agreement between CardioVascular BioTherapeutics, Inc. and Phage Biotechnology Corporation dated as of March 15, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

Date: March 20, 2006	By:	/s/ Mickael A. Flaa
Mickael A. Flaa
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Standard Industrial Net Lease entered into by Phage Biotechnology Corporation and Canta Rana Ranch, L.P. dated March 15, 2006, including Standard Lease Guaranty dated March 15, 2006 attached as Exhibit E thereto.

10.2	Indemnity and Reimbursement Agreement between Cardio Vascular BioTherapeutics, Inc. and Phage Biotechnology Corporation dated as of March 15, 2006.